Exhibit 99.7

CONSENT OF SHEUMACK GMA

To Whom It May Concern

Ladies and Gentlemen:

Sheumack & Co. GMA, LLC., operating as SHEUMACK GMA hereby consents to (i) the filing of our fairness opinion dated November 02 2022 (the “Opinion”) to the Special Independent Committee of the Board of Directors and the Board of Directors of Quantum FinTech Acquisition Corporation (“QFTA.U”) as Annex D to this Registration Statement on Form S-4, (ii) the references therein to SHEUMACK GMA and (iii) the inclusion therein of (a) the summaries of and excerpts from the Opinion, (b) the description of certain financial analyses underlying the Opinion and (c) certain terms of our engagement by the Board of Directors of QFTA.U. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

/s/ SHEUMACK GMA

SHEUMACK GMA

By:	Lauren A. Smith
Title:	Chief Operating Officer

May 04, 2023

SHEUMACK GMA	757 Third Avenue - Floor 2100 - New York, NY 10017 –

www.sheumackco.com